UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  July 18, 2006

OPTION CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-19878	36-3791193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

485 Half Day Road, Suite 300 Buffalo Grove, Illinois		60089
(Address of Principal Executive Offices)		(Zip Code)

(847) 465-2100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02:  Unregistered Sales of Equity Securities.

On May 15, 2006, Option Care, Inc. (“we” or the “Company”) acquired all of the outstanding stock of I.V. Associates, Inc., our franchise providing home pharmacy services from their location in Eatontown, New Jersey.  A portion of the purchase price for this business was paid in shares of Option Care common stock.  On June 14, 2006, we issued 319,231 shares of stock to the sellers, representing a total value of $4,150,000, or $13.00 per share.

On February 3, 2005, we acquired all of the outstanding stock of Healthcare Options of Minnesota, Inc., our franchise providing home pharmacy services in the St. Cloud, Minnesota metropolitan area.  Per the purchase agreement, a portion of the total consideration payable for this business was determinable based on its financial performance for the twelve months ended January 31, 2006.  On July 18, 2006, we paid a portion of the additional consideration due through the issuance of 69,783 shares of our common stock to the former owner.  These shares represented a total value of approximately $986,000, or $14.126 per share.

Upon our sale of 69,783 shares of our common stock to the former owner of Healthcare Options of Minnesota, Inc. on July 18, 2006, the aggregate total number of shares of our common stock that we have sold in private transactions since the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 exceeds 1% of the number of shares outstanding as reported in that Form 10-Q.

The shares we issued in both transactions were issued pursuant to the exemption from registration provided by Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTION CARE, INC.

By:	/s/ Paul Mastrapa
Paul Mastrapa
Senior Vice President and Chief Financial Officer

Dated:  July 20, 2006